Exhibit 8.1

SUBSIDIARIES OF AND CONSOLIDATED ENTITIES OF

HAPPINESS BIOTECH GROUP LIMITED

As of March 31, 2021*

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Incorporation Time

Happiness Biology Technology Group Limited	Hong Kong	March 5, 2018

Happiness (Nanping) Biotech Co., Limited	People’s Republic of China	June 1, 2018

Fujian Happiness Biotech Co., Limited	People’s Republic of China	November 19, 2004

Shunchang Happiness Nutraceutical Co., Limited	People’s Republic of China	May 19, 1998

Happy Buy (Fujian) Internet Technology Co., Limited	People’s Republic of China	June 17, 2020

Hangzhou C’est La Vie Interactive Technology Co., Limited (1)	People’s Republic of China	August 26, 2020

Taochejun (Fujian) Auto Sales Co., Limited	People’s Republic of China	April 27, 2021

Happy Unicorn (Fujian) Network Technology Co., Limited	People’s Republic of China	June 1, 2021

*	Other subsidiaries and consolidated entities of Happiness Biotech Group Limited have been omitted because, in the aggregate, they would not be a “significant subsidiary” as defined in rule 1-02(w) of Regulation S-X as of the end of the fiscal year covered by this report.